Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com
News Release

EXHIBIT 99.1
FOR RELEASE AT 5:30 AM PST
JANUARY 30, 2015

Chevron Reports Fourth Quarter Net Income of $3.5 Billion
And 2014 Earnings of $19.2 Billion
Fourth quarter earnings include gains on asset sales of $570 million net of impairments and other charges

SAN RAMON, Calif., January 30, 2015 – Chevron Corporation (NYSE: CVX) today reported earnings of $3.5 billion ($1.85 per share – diluted) for the fourth quarter 2014, compared with $4.9 billion ($2.57 per share – diluted) in the 2013 fourth quarter. Foreign currency effects increased earnings in the 2014 quarter by $432 million, compared with an increase of $202 million a year earlier.
Full-year 2014 earnings were $19.2 billion ($10.14 per share – diluted) compared with $21.4 billion ($11.09 per share – diluted) in 2013.
Sales and other operating revenues in the fourth quarter 2014 were $42 billion, compared to $54 billion in the year-ago period.
Earnings Summary

	Fourth Quarter		Year
Millions of dollars	2014	2013	2014	2013
Earnings by Business Segment
Upstream	$2,673	$4,852	$16,893	$20,809
Downstream	1,518	390	4,336	2,237
All Other	(720)	(312)	(1,988)	(1,623)
Total (1)(2)	$3,471	$4,930	$19,241	$21,423
(1) Includes foreign currency effects	$432	$202	$487	$474
(2) Net income attributable to Chevron Corporation (See Attachment 1)
“Our 2014 earnings were down from the previous year, largely due to the sharp decline in crude oil prices,” said Chairman and CEO John Watson. “Improved downstream results and higher gains on asset sales related to our divestment program partially offset the effect of lower crude prices.”
“In 2014, we continued to fund investments in key major capital projects under construction and raised the dividend payout on our common shares for the 27th consecutive year,” Watson added. “We enter 2015 with the financial strength to meet the challenges of a volatile crude price environment and with significant efforts underway to manage to a lower cost structure and capital spend rate.”

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“We had a number of operational successes in 2014,” Watson continued. “We had first production from the Jack/St. Malo and Tubular Bells deepwater developments in the Gulf of Mexico and the Bibiyana gas expansion project in Bangladesh. In Australia, our Gorgon and Wheatstone LNG projects continue to reach important construction milestones. We also continue to make progress on our shale and tight resource developments in the Permian Basin, Argentina and Canada. At the same time, we had one of our best exploration years, with important discoveries in the deepwater Gulf of Mexico, Australia, West Africa and the Permian Basin, which add to our development queue for the future.”
Watson commented that the company added approximately 840 million barrels of net oil-equivalent proved reserves in 2014. These additions, which are subject to final reviews, equate to approximately 89 percent of net oil-equivalent production for the year. The largest additions were for the Permian Basin in the United States and the Gorgon Project in Australia. The company will provide additional details relating to 2014 reserve additions in its Annual Report on Form 10-K scheduled for filing with the SEC on February 20, 2015.
“In the downstream, we completed important reliability investments at our U.S. refineries, which contributed to improved financial and operational performance,” Watson added. “We also made significant progress on important growth investments.” In 2014, the company started commercial production at its new premium lubricants base oil facility in Pascagoula, Mississippi, and completed the expansion of its additives plants in Singapore and Gonfreville, France. Chevron Phillips Chemical Company LLC, the company’s 50 percent-owned affiliate, achieved start-up of the world’s largest on-purpose 1-hexene plant and progressed construction of its new ethane cracker and polyethylene units in Texas.
The company purchased $1.25 billion of its common stock in fourth quarter 2014 under its share repurchase program. Repurchases for the full year totaled $5 billion. At year-end, balances of cash, cash equivalents, time deposits and marketable securities totaled $13.2 billion, a decrease of $3.3 billion from the end of 2013. Total debt at December 31, 2014 stood at $27.8 billion, an increase of $7.4 billion from a year earlier.

UPSTREAM
Worldwide net oil-equivalent production was 2.58 million barrels per day in fourth quarter 2014, unchanged from the 2013 fourth quarter. Production increases from project ramp-ups in the United States, Argentina, Brazil, Nigeria and Bangladesh were offset by normal field declines, and the effect of asset sales.

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U.S. Upstream

	Fourth Quarter		Year
Millions of Dollars	2014	2013	2014	2013
Earnings	$432	$803	$3,327	$4,044

U.S. upstream earnings of $432 million in fourth quarter 2014 were down $371 million from a year earlier, as higher gains on asset sales and higher crude oil production were more than offset by sharply lower crude oil realizations and higher depreciation expense.
The company’s average sales price per barrel of crude oil and natural gas liquids was $66 in fourth quarter 2014, down from $90 a year ago. The average sales price of natural gas was $3.34 per thousand cubic feet, essentially unchanged from last year’s fourth quarter.
Net oil-equivalent production of 673,000 barrels per day in fourth quarter 2014 was up 23,000 barrels per day, or 4 percent, from a year earlier. Production increases from project ramp-ups in the Permian Basin in Texas and New Mexico, the Marcellus Shale in western Pennsylvania, and the Gulf of Mexico were partially offset by normal field declines. The net liquids component of oil-equivalent production increased 5 percent in the 2014 fourth quarter to 462,000 barrels per day, while net natural gas production increased slightly to 1.27 billion cubic feet per day.

International Upstream

	Fourth Quarter		Year
Millions of Dollars	2014	2013	2014	2013
Earnings*	$2,241	$4,049	$13,566	$16,765
*Includes foreign currency effects	$453	$300	$597	$559
International upstream earnings of $2.24 billion decreased $1.81 billion from fourth quarter 2013. Higher gains on asset sales and lower exploration expenses were more than offset by lower crude oil realizations. Higher depreciation and operating expenses, mainly related to impairments and other asset write-offs, and higher tax items, also contributed to the decrease. Foreign currency effects increased earnings by $453 million in the 2014 quarter, compared with an increase of $300 million a year earlier.
The average sales price for crude oil and natural gas liquids in fourth quarter 2014 was $68 per barrel, down from $101 a year earlier. The average price of natural gas was $5.38 per thousand cubic feet, compared with $5.75 in last year’s fourth quarter.
Net oil-equivalent production of 1.91 million barrels per day in fourth quarter 2014 was down 17,000 barrels per day, or 1 percent, from a year ago. Production increases from project ramp-ups in Argentina, Brazil, Nigeria and Bangladesh were more than offset by normal field declines and the effect of asset sales. The net liquids component of oil-equivalent production decreased 1 percent to 1.27 million barrels per day in the 2014 fourth quarter, while net natural gas production of 3.83 billion cubic feet per day remained essentially flat.
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DOWNSTREAM
U.S. Downstream

	Fourth Quarter		Year
Millions of Dollars	2014	2013	2014	2013
Earnings	$889	$265	$2,637	$787

U.S. downstream operations earned $889 million in fourth quarter 2014 compared with earnings of $265 million a year earlier. The increase was mainly due to higher gains on asset sales in fourth quarter 2014 compared to the year-ago period. Higher margins on refined product sales also contributed to the increase.
Refinery crude oil input of 927,000 barrels per day in fourth quarter 2014 increased 56,000 barrels per day from the year-ago period. The increase was primarily due to lower 2014 downtime at refineries in Pascagoula, Mississippi and Richmond, California.
Refined product sales of 1.23 million barrels per day were up 9,000 barrels per day from fourth quarter 2013, mainly reflecting higher gasoline sales. Branded gasoline sales of 509,000 barrels per day were down 1 percent from the 2013 period.
International Downstream

	Fourth Quarter		Year
Millions of Dollars	2014	2013	2014	2013
Earnings*	$629	$125	$1,699	$1,450
*Includes foreign currency effects	$(21)	$(96)	$(112)	$(76)
International downstream operations earned $629 million in fourth quarter 2014 compared with $125 million a year earlier. The increase was mainly due to a favorable change in effects on derivative instruments and higher margins on refined product sales. This increase was partially offset by certain one-time employee benefits expenses in the current period. Foreign currency effects decreased earnings by $21 million in the 2014 quarter, compared with a decrease of $96 million a year earlier.
Refinery crude oil input of 822,000 barrels per day in fourth quarter 2014 decreased 56,000 barrels per day from the year-ago period primarily due to the conversion of an affiliate refinery into an import terminal in Kurnell, Australia.
Total refined product sales of 1.55 million barrels per day in the 2014 fourth quarter were down 9,000 barrels per day from the year-ago period, mainly due to lower residual fuel oil sales.

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ALL OTHER

	Fourth Quarter		Year
Millions of Dollars	2014	2013	2014	2013
Net Charges*	$(720)	$(312)	$(1,988)	$(1,623)
*Includes foreign currency effects	$0	$(2)	$2	$(9)
All Other consists of mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities and technology companies.
Net charges in fourth quarter 2014 were $720 million, compared with $312 million in the year-ago period. The change between periods was mainly due to due higher corporate charges, higher corporate tax items and additional asset retirement obligations and environmental reserves for mining assets.

CASH FLOW FROM OPERATIONS
Cash flow from operations in fourth quarter 2014 was $6.5 billion, compared with $10.5 billion in the corresponding 2013 period. Cash flow from operations in 2014 was $31.5 billion, compared with $35.0 billion in 2013. Excluding working capital effects, cash flow from operations in 2014 was $32.0 billion, compared with $36.3 billion in 2013.

CAPITAL AND EXPLORATORY EXPENDITURES
Capital and exploratory expenditures in 2014 were $40.3 billion, compared with $41.9 billion in the corresponding 2013 period. The amounts included $3.5 billion in 2014 and $2.7 billion in 2013 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 92 percent of the companywide total in 2014
.

# # #
NOTICE
Chevron’s discussion of fourth quarter 2014 earnings with security analysts will take place on Friday, January 30, 2015, at 8:00 a.m. PST. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

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This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “may,” “could,” “budgets,” “outlook” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemicals margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather, other natural or human factors, or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes required by existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 27 through 29 of the company’s 2013 Annual Report on Form 10-K. In addition, such results could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

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Attachment 1
CHEVRON CORPORATION - FINANCIAL REVIEW
(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME
(unaudited)	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$42,111	$53,950	$200,494	$220,156
Income from equity affiliates	1,555	1,824	7,098	7,527
Other income	2,422	384	4,378	1,165
Total Revenues and Other Income	46,088	56,158	211,970	228,848
COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	24,263	32,691	119,671	134,696
Operating, selling, general and administrative expenses	7,940	7,697	29,779	29,137
Exploration expenses	510	726	1,985	1,861
Depreciation, depletion and amortization	4,873	3,635	16,793	14,186
Taxes other than on income *	3,118	3,211	12,540	13,063
Total Costs and Other Deductions	40,704	47,960	180,768	192,943
Income Before Income Tax Expense	5,384	8,198	31,202	35,905
Income tax expense	1,912	3,240	11,892	14,308
Net Income	3,472	4,958	19,310	21,597
Less: Net income attributable to noncontrolling interests	1	28	69	174
NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$3,471	$4,930	$19,241	$21,423

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$1.86	$2.60	$10.21	$11.18
- Diluted	$1.85	$2.57	$10.14	$11.09
Dividends	$1.07	$1.00	$4.21	$3.90

Weighted Average Number of Shares Outstanding (000's)
- Basic	1,871,332	1,903,930	1,883,633	1,917,018
- Diluted	1,883,650	1,919,324	1,897,897	1,932,393

* Includes excise, value-added and similar taxes.	$2,004	$2,128	$8,186	$8,492

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CHEVRON CORPORATION - FINANCIAL REVIEW	Attachment 2
(Millions of Dollars)
(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended December 31		Year Ended December 31
	2014	2013	2014	2013
Upstream
United States	$432	$803	$3,327	$4,044
International	2,241	4,049	13,566	16,765
Total Upstream	2,673	4,852	16,893	20,809
Downstream
United States	889	265	2,637	787
International	629	125	1,699	1,450
Total Downstream	1,518	390	4,336	2,237
All Other (1)	(720)	(312)	(1,988)	(1,623)
Total (2)	$3,471	$4,930	$19,241	$21,423

SELECTED BALANCE SHEET ACCOUNT DATA	Dec. 31, 2014	Dec. 31, 2013
Cash and Cash Equivalents	$12,785	$16,245
Time Deposits	$8	$8
Marketable Securities	$422	$263
Total Assets	$266,026	$253,753
Total Debt	$27,818	$20,431
Total Chevron Corporation Stockholders' Equity	$155,028	$149,113

	Three Months Ended December 31		Year Ended December 31
CASH FLOW FROM OPERATIONS	2014	2013	2014	2013
Net Cash Provided by Operating Activities	$6,497	$10,452	$31,475	$35,002
Net (Increase)/Decrease in Operating Working Capital	$(164)	$757	$(540)	$(1,331)
Net Cash Provided by Operating Activities Excluding Working Capital	$6,661	$9,695	$32,015	$36,333

	Three Months Ended December 31		Year Ended December 31
CAPITAL AND EXPLORATORY EXPENDITURES (3)	2014	2013	2014	2013
United States
Upstream	$2,582	$2,567	$8,799	$8,480
Downstream	505	699	1,649	1,986
Other	206	375	584	821
Total United States	3,293	3,641	11,032	11,287
International
Upstream	7,672	8,812	28,316	29,378
Downstream	318	499	941	1,189
Other	7	6	27	23
Total International	7,997	9,317	29,284	30,590
Worldwide	$11,290	$12,958	$40,316	$41,877
(1)  Includes mining activities, power and energy services, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, and technology companies.

(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$323	$275	$1,021	$725
International	722	669	2,446	1,973
Total	$1,045	$944	$3,467	$2,698

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Attachment 3
CHEVRON CORPORATION - FINANCIAL REVIEW

OPERATING STATISTICS (1)	Three Months Ended December 31		Year Ended December 31
NET LIQUIDS PRODUCTION (MB/D): (2)	2014	2013	2014	2013
United States	462	440	456	449
International	1,270	1,286	1,253	1,282
Worldwide	1,732	1,726	1,709	1,731
NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,266	1,261	1,250	1,246
International	3,834	3,836	3,917	3,946
Worldwide	5,100	5,097	5,167	5,192
TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	673	650	664	657
International	1,909	1,926	1,907	1,940
Worldwide	2,582	2,576	2,571	2,597
SALES OF NATURAL GAS (MMCF/D):
United States	3,689	4,559	3,995	5,483
International (5)	4,230	4,168	4,304	4,251
Worldwide	7,919	8,727	8,299	9,734
SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	155	154	141	142
International	92	89	86	88
Worldwide	247	243	227	230
SALES OF REFINED PRODUCTS (MB/D):
United States	1,230	1,221	1,210	1,182
International (6)	1,548	1,557	1,501	1,529
Worldwide	2,778	2,778	2,711	2,711
REFINERY INPUT (MB/D):
United States	927	871	871	774
International	822	878	819	864
Worldwide	1,749	1,749	1,690	1,638

(1) Includes interest in affiliates.
(2) Includes: Canada - Synthetic Oil	44	45	43	43
Venezuela Affiliate - Synthetic Oil	29	32	31	25
(3) Includes natural gas consumed in operations (MMCF/D):
United States	68	68	71	72
International (7)	441	463	452	458
(4)    Oil-equivalent production is the sum of net liquids production. net natural gas production and synthetic production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.

(5) Includes share of affiliate sales
(6) Includes share of affiliate sales (MB/D):	487	469	475	471
(7) 2013 conforms to 2014 presentation.